RESTRICTIVE COVENANT AGREEMENT


      THIS RESTRICTIVE COVENANT AGREEMENT (the "Agreement") is made and entered into this 11th day of August, 2000, by and among Zale Corporation, a Delaware corporation ("Parent"), Piercing Pagoda, Inc., a Delaware corporation (the "Company"), and Richard H. Penske, a Pennsylvania resident ("Shareholder").

                                   BACKGROUND:

      A. Shareholder is the Chief Executive Officer and Chairman, and the largest shareholder of, the Company.

      B. Contemporaneously with the execution of this Agreement, Parent is agreeing to acquire the Company pursuant to the terms of that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") by and among Parent, Jewelry Expansion Corp. and the Company.

      C. As a material inducement for Parent to enter into the Merger Agreement, Shareholder has agreed to enter into this Agreement.

      NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, Ten Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

           (a) "Competing Business" shall mean any business that engages, in whole or in part, in the wholesale or retail sale of jewelry.

           (b) "Competitive Position" shall mean: (i) Shareholder's direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held corporation) or control of any portion of any Competing Business; (ii) Shareholder serving as a director, officer, consultant, lender, joint venturer, partner, agent, advisor or independent contractor of or to any Competing Business; or (iii) any employment arrangement with any Competing Business whereby Shareholder is required to perform services for the Competing Business substantially similar to those that Shareholder performed for the Company.

           (c) "Confidential Information" shall mean all valuable, proprietary and confidential business information belonging to or pertaining to Parent or the Company that does not constitute a "Trade Secret" (as hereinafter defined) and that is not generally known by or available to the competitors of Parent or the Company but is generally known only to the employees, independent contractors, clients or agents of Parent or the Company to whom such information must be confided for internal business purposes.

           (d)  "Restricted Territory" shall mean all of North America.

           (e) "Trade Secrets" shall mean the "trade secrets" of Parent or the Company as defined under applicable law.

      2. Confidentiality. Shareholder hereby acknowledges and agrees that the Trade Secrets and Confidential Information represent a substantial investment of Parent and the Company and that any unauthorized disclosure or use of any of the Trade Secrets or Confidential Information or any other violation of the confidentiality provisions of this Section 2 would be wrongful and could cause immediate and irreparable injury to Parent and the Company. Accordingly, Shareholder hereby agrees that he will not, without the prior written consent of Parent in each instance, distribute, sell, market, publish, disclose, transfer, assign, disseminate or otherwise communicate to any other person or entity, or use, copy or

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appropriate  for or on behalf of himself of any other person or entity:  (a) any
Confidential Information for a period of five (5) years from the date of the purchase of shares in the tender offer pursuant to the Merger Agreement (the "Effective Date"); or (b) any Trade Secret at any time during which such information constitutes a trade secret under applicable law. Shareholder agrees that he will adhere to all reasonable confidentiality requirements that Parent may establish from time to time and promptly notify Parent of any unauthorized disclosure or use of any Trade Secret or Confidential Information by him.
Shareholder also agrees to assist Parent and the Company, at Parent's expense and to the extent necessary, in the procurement or any protection of Parent's or the Company's rights in or to any Trade Secrets or Confidential Information.

      3. Noncompetition. Shareholder hereby agrees that, during the five (5) year period commencing on the Effective Date, he will not, without the prior written consent of Parent in each instance, either directly or indirectly, alone or in conjunction with any other person or entity, accept, enter into or take any action in furtherance of a Competitive Position in the Restricted Territory. Notwithstanding the foregoing, the parties hereto agree that Shareholder may, after a period of three years from the date hereof, open one (1) retail jewelry store.

      4. Nonsolicitation of Customers, Suppliers and Distributors. Shareholder agrees that, during the five (5) year period commencing as of the Effective Date, he will not, without the prior written consent of Parent in each instance, either directly or indirectly, alone or in conjunction with any other person or entity, for or on behalf of any Competing Business solicit, entice or induce any customer, supplier or distributor of the Company (or any actively sought prospective customer, supplier or distributor of the Company) with whom or with which Shareholder had direct contact prior to the date hereof.

      5. Nonsolicitation of Personnel.  Shareholder agrees that, during the five
(5) year period commencing as of the Effective Date he will not, without the prior written consent of Parent in each instance, either directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any "key or material" employee, consultant, contractor or other personnel of Parent or the Company to terminate, alter or lessen that party's affiliation with such entity or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and such entity. For purposes of this Section 5, "key or material" employees, consultants, contractors or other personnel shall mean those such persons or entities who have direct access to or have had substantial exposure to Confidential Information or Trade Secrets.

      6. Acknowledgments. Shareholder hereby acknowledges and agrees that the covenants contained in Sections 2, 3, 4 and 5 hereof (the "Protective Covenants") are made by him (and shall be treated) as "ancillary to the sale of the Company's business" to Parent under the Merger Agreement. Shareholder further acknowledges and agrees that the Protective Covenants are reasonable as to time, scope and territory given the need of Parent and the Company to protect the Trade Secrets and Confidential Information and given the substantial benefits which Shareholder shall receive as a result of the transactions contemplated by the Merger Agreement. In the event any covenant or agreement in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

      7. Specific Performance. Shareholder hereby acknowledges and agrees that any breach of a Protective Covenant by him or it will cause irreparable damage to Parent and the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Shareholder agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, Parent and the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security to enforce or prevent any violation of any of the Protective Covenants by him.


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      8.   Miscellaneous.

           (a) This Agreement, together with the Merger Agreement and the Tender and Voting Agreement, contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement shall terminate upon termination of the Merger Agreement

           (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

           (c) This Agreement may not be assigned, in whole or in part, by Shareholder without the prior written consent of Parent, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

           (d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

           (e) If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

           (f) This Agreement shall not be construed more strongly against any party hereto regardless of which party is responsible for its preparation.

           (g) Upon the reasonable request of any party, each party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

           (h) All rights and remedies of each party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

           (i) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

      IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of the day and year first above written.


                               "Parent"

                                ZALE CORPORATION


                               By:  /s/ Alan P. Shor
                                      Alan P. Shor,
                                      Executive Vice President and
                                      Chief Operating Officer


                               "Company"

                               PIERCING PAGODA, INC.


                               By:  /s/ John F. Eureyecko
                                      John F. Eureyecko,
                                      President and Chief Executive Officer



                                  "Shareholder"


                               /s/ Richard H. Penske
                                Richard H. Penske